Exhibit 10.1

December 17, 2014

Dear Mike,

It is my pleasure to extend you an offer of full time employment with Willdan Group, Inc. as Senior Vice President out of the Anaheim and Azusa offices. This position reports directly to Tom Brisbin, President/ Chief Executive Officer of Willdan Group, Inc.

This offer is subject to verification of references and completion of background check.

Your starting salary will be $10,386.40 per bi-weekly pay period, which is $270,000.00 on an annualized basis. This equates to an hourly rate of $129.83 that is used for client billing and benefit calculations. You will accrue Paid Time Off (PTO) at a rate of 20 days per year.

The offer includes a comprehensive benefits program for you and your eligible dependants, as highlighted in the attached summary. These benefits may change from time to time in accordance with Company policy.  Your health insurance will be effective on your start date.

If you accept this offer, subject to formal approval of the Compensation Committee of Willdan Group, Inc., you shall be granted an option to purchase 100,000 shares of common stock of Willdan Group, Inc. (“Common Stock”) at an exercise price per share equal to the closing price of a share of the Common Stock on the later of your start date or approval of the Compensation Committee of Willdan Group, Inc., which date shall be the “Date of the Grant” (the “Option”). The Option is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to the maximum extent possible within the limitations of the Code.  The Option will vest in substantially equal annual installments  over  the  three-year  period  following  the  Date  of  Grant. The  vesting  of  each installment of the Option will occur only if you remain continuously employed with Willdan Group, Inc. through the respective vesting dates.  The maximum term of the Option is ten (10) years from the Date of Grant of the Option, subject to earlier termination upon the termination of your employment with Willdan Group, Inc., a change in control of Willdan Group, Inc. defined in the stock incentive plan or Willdan Group, Inc., and similar events.  The Option shall be granted under the Willdan Group, Inc. 2008 Performance Incentive Plan as may be amended from time to time, a copy of which has been provided to you with this offer, and is subject to such further terms and conditions as set forth in a written stock option agreement to be entered into by you and Willdan Group, Inc., to evidence the Option (the “Option Agreement”).  Such Option Agreement shall be in substantially the form attached hereto as Exhibit A.

Your employment will be at will.  Either you or the Company may terminate this employment relationship at any time, for any reason, with or without cause.  No one has the authority to change this except by a written agreement signed by you and the president of the Company.  This at will agreement will be in effect throughout your employment with the Company.  No promises or representations to induce you to accept employment with the Company other than those stated in this letter have been made to you.

Federal legislation requires us to ask all new hires for documents to establish identity and work eligibility.  Please bring appropriate documentation on your first day of employment.  A list of acceptable documents is enclosed.

We hope that you decide to join the team here at Willdan Group, Inc.  If you are willing to accept employment on these terms, please sign below and send the original back to me.  Unless revoked earlier, this offer will remain open through January 5, 2015.

Sincerely,

/s/ Thomas Brisbin
Thomas Brisbin
President
Chief Executive Officer

THIS OFFER OF EMPLOYMENT IS ACCEPTED:

/s/ Mike Bieber	December 17, 2014
(Signature)	(Date)

cc:	Human Resources

Enc.:	Benefit Summary Brochure
Lists of Acceptable Documents
Exhibit A